Exhibit 99.1

Socket Media Contact:	Editorial Contact:
Krista Rogers	Catherine Koo or Nicole Wasowski
Marketing Communications Specialist	Lewis PR
(510) 933-3055	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

SOCKET MOBILE REPORTS FIRST QUARTER RESULTS

Handheld Computer Sales Now 32 Percent of Revenue

NEWARK, Calif., - April 22, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2009 first quarter ended March 31, 2009.

Revenue for the first quarter of 2009 was $4.8 million, a decrease of 23 percent compared to revenue of $6.2 million for the same quarter a year ago and a decrease of 2 percent compared to revenue of $4.9 million in the immediately preceding quarter. Net loss for the first quarter of 2009 was $712,000, or a loss of $0.22 per share, compared to a net loss of $959,000, or a loss of $0.30 per share, in the first quarter of 2008 and a net loss of $1.6 million, or a loss of $0.49 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the first quarter of 2009 was $153,000, or $0.05 per share, compared to $219,000, or $0.07 per share, in the first quarter of 2008 and $149,000, or $0.05 per share, in the immediately preceding quarter.

Operating expenses for the first quarter of 2009 were $2.9 million, a decrease of 28 percent compared to operating expenses of $4.0 million for the same quarter a year ago and a decrease of 21 percent compared to operating expenses of $3.6 million in the immediately preceding quarter. Further cost reductions steps were announced at the end of the first quarter. The reductions in operating expenses are in response to lower revenues.

Cash and cash equivalents were approximately $1.4 million at March 31, 2009, compared to $757,000 at December 31, 2008, reflecting improvements in working capital and higher bank line draws.

Kevin Mills, president and chief executive officer, commented, "Revenue from the sale of our SoMo 650 handheld computer in the first quarter was a record $1,541,000, or 32 percent of our quarterly revenue compared to $675,000 or 11 percent of our revenue in the first quarter a year ago and $1,511,000 or 31 percent of our revenue in the immediately preceding quarter. We've now shipped over 15,000 handheld computers into the business mobility market since we commenced volume shipments in September 2007. We've expanded the SoMo product family line, recently announcing a model with an antimicrobial case focused on the health care industry. This model, the SoMo 650Rx, was the centerpiece of a suite of healthcare related products we demonstrated at the recently completed HIMSS health care trade show. We've also announced a SoMo 650 back pack accessory that attaches to the SoMo to enable the SoMo to connect directly to many broadband networks worldwide for data transfer. The SoMo 650 back pack accessory supports Novatel ExpressCards used with a wide array of network operators worldwide.

"Our data collection product revenue reflected continued lower sales of our data collection peripheral products. We attribute this slowdown, which began in the previous quarter, to decisions by some of our business customers to slow down their deployments until current economic conditions improve. We continue to invest in additions and improvements to our family of data collection products. During the quarter we released a new version of our cordless ring scanner designed to keep both hands free while bar code scanning and handling packages or performing other two-handed operations, and we announced the availability of antimicrobial versions of two of our bar code scanning products, the Cordless Hand Scanner and our CompactFlash Card plug-in bar code scanner for the healthcare industry. Our upgrade of Bluetooth OEM modules, which peaked due to end-of-life sales in the third quarter of 2008, is nearly completed. The emphasis of our OEM business during 2009 is transitioning from Bluetooth products to Wireless LAN products. Wireless LAN products are expected to be the dominant product line for our OEM customers going forward," Mills concluded.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the US, or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 319370#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2009 Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may not choose to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket Mobile does not undertake any obligation to update any forward looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2009	2008
Revenue	$ 4,772	$ 6,170
Cost of revenue	2,547	3,152
Gross profit	2,225	3,018
Gross profit percent	47%	49%
Research & development	776	1,187
Sales & marketing	1,414	1,943
General & administrative	642	806
Amortization of intangibles	32	32
Total operating expenses	2,864	3,968
Interest (income) expense, net	65	1
Deferred income tax expense	8	8
Net (loss)	(712)	(959)
Net (loss) per share: Basic and diluted	$ (0.22)	$ (0.30)
Weighted average shares outstanding: Basic and diluted	3,230	3,201

Socket Mobile, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2009 (Unaudited)	December 31, 2008*
Cash	$ 1,418	$ 757
Accounts receivable	2,486	3,335
Inventories	2,921	3,930
Other current assets	404	387
Property and equipment, net	943	977
Goodwill	9,798	9,798
Intangible technology	315	347
Other assets	209	226
Total assets	$ 18,494	$ 19,757

Accounts payable and accrued liabilities	$ 3,451	$ 4,288
Bank line of credit	1,576	1,006
Deferred income on shipments to distributors	1,996	2,434
Other liabilities	356	354
Common stock	54,744	54,592
Accumulated deficit	(43,629)	(42,917)
Total liabilities and equity	$ 18,494	$ 19,757
*Derived from audited financial statements.

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